UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                   March 14, 2006

Ultratech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22248	94-3169580
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

3050 Zanker Road, San Jose, California		95134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code               (408) 321-8835

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                       Entry into a Material Definitive Agreement

Long-Term Incentive Compensation Plan

On January 30, 2006, the Compensation Committee of  the Ultratech, Inc. Board of Directors adopted the Long-Term Incentive Compensation Plan as a performance-based cash bonus program for the company’s executive officers and other selected key employees, as disclosed in the Current Report on Form 8-K filed by the Company with the SEC on February 3, 2006. Performance objectives for the company’s 2006 fiscal year were established based on separate revenue and earnings per share targets set at threshold, target, above-target tier I and above-target tier II levels.

On March 14, 2006, the Compensation Committee reduced by 15% the dollar amount of the various bonus potentials previously approved for the executive officers for each level of attained company performance.  As a result, the executive officers will now participate in the plan for the 2006 fiscal year with the following reduced bonus potential at each level of attainment of the performance objectives:

Bonus Potential at Applicable Level of Attainment*

Name		Threshold	Target	Tier I	Tier II

A. Zafiropoulo	Revenue	$177,000	$354,000	$708,000	$1,062,000
	EPS	177,000	354,000	708,000	1,062,000

B. Wright	Revenue	$58,750	$117,500	$235,000	$352,500
	EPS	58,750	117,500	235,000	352,500

J. Denzel	Revenue	$64,500	$129,000	$258,000	$387,000
	EPS	64,500	129,000	258,000	387,000

R. Friedman	Revenue	$47,500	$95,000	$190,000	$285,000
	EPS	47,500	95,000	190,000	285,000

*  Half  paid at end of performance period; other half payable over following three years.

The bonus amounts will be interpolated on a straight line basis if performance attainment is at a point between two of the indicated levels.  Additional bonus amounts may be awarded for performance above Tier II.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ULTRATECH, INC.

(Registrant)

Date:	March 20, 2006	By:	/s/ Bruce R. Wright
Bruce R. Wright
Senior Vice President, Finance and Chief Financial
Officer (Duly Authorized Officer and Principal
Financial and Accounting Officer)